Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF LIMITED PARTNERSHIP OF “TCW STEEL CITY PERPETUAL LEVERED FUND LP”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF OCTOBER, A.D. 2024, AT 7:01 O`CLOCK P.M.

Authentication: 204634808 Date: 10-15-24
5542530 8100 SR# 20243943839

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 07:01 PM 10/14/2024 FILED 07:01 PM 10/14/2024 SR 20243943839 - File Number 5542530	CERTIFICATE OF LIMITED PARTNERSHIP

OF

TCW STEEL CITY PERPETUAL LEVERED FUND LP

This Certificate of Limited Partnership of TCW Steel City Perpetual Levered Fund LP (the “Partnership”), dated as of October 14, 2024, is being duly executed and filed by TCW Steel City GP LLC, a Delaware limited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq, as amended).

1.  Name: The name of the Partnership is TCW Steel City Perpetual Levered Fund LP.

2.  Registered Office and Agent: The registered office of the Partnership in the State of Delaware is located at 1209 Orange Street, in the city of Wilmington, zip code 19801 in the County of New Castle. The name of the registered agent for service of process on the Partnership at such address is National Registered Agents, Inc.

3.  General Partner:  The name and business address of the general partner of the Partnership is TCW Steel City GP LLC, 515 South Flower Street, Los Angeles, CA 90071.

IN WITNESS WHEREOF, the undesigned has executed this Certificate of Limited Partnership as of the date first above written.

By:	TCW Steel City GP LLC
Its:	General Partner

By:
Name:	Zachary Edelman
Title:	Authorized Person